Exhibit 99.1

Contact: Heather Van Ness
Roche
Phone: (973) 562-2203

Contact:	Robin Fastenau
Trimeris, Inc.
Phone: (919) 419-6050

Contact:	Mike Nelson
Manning Selvage & Lee
Phone: (212) 213-7620

Roche Announces European Special License Sales Program

for Investigational HIV Drug FUZEONTM

NUTLEY, NJ and DURHAM, NC, February 24, 2003 – Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced that F. Hoffmann-La Roche Ltd of Basel, Switzerland will make the investigational HIV drug FUZEONTM (enfuvirtide) available in European Union countries that elect to undertake a special license sales (SLS) program before regulatory approval is granted. This European SLS program is part of the larger Fuzeon Early Access Program announced last year. The initiation of SLS programs will ensure that FUZEON is made available as soon as possible for the growing number of Europeans living with HIV/AIDS who have limited treatment options. The SLS program price announced today will be indicative of eventual global commercial prices; however, actual retail prices will vary according to individual country conditions. For more information or to view the announcement, please visit http://www.roche.com.

In the US, pending approval by the US Food and Drug Administration (FDA), commercial pricing will be established and communicated at the time FUZEON is available for shipment. The FUZEON Early Access program for US patients was initiated in September and is currently providing FUZEON treatment free of charge to 600 patients. US patients currently enrolled in the FUZEON Early Access Program will continue receiving FUZEON for free until it is commercially available and participants’ reimbursement can be achieved.

FUZEON is the most clinically advanced in an investigational class of anti-HIV drugs known as fusion inhibitors. Unlike existing anti-HIV drugs that work inside the cell, FUZEON has a unique mechanism of action that is designed to block HIV before it enters the human immune cell. Consequently, FUZEON is active against HIV that is resistant to the currently available classes of anti-HIV drugs. Currently, marketing authorizations for FUZEON have been submitted in the US, EU, Australia, Canada, and Switzerland.

More About FUZEON

FUZEON is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients had at least one local injection site reaction. In this treatment-experienced patient population, three percent of patients discontinued treatment with FUZEON as a result of injection site reactions.

The addition of FUZEON to background antiretroviral therapy generally did not increase the frequency or the severity of the majority of adverse events. There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and individualized regimen alone. The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON were headache, peripheral neuropathy, dizziness (excluding vertigo), insomnia, depression, appetite decrease, asthenia, myalgia, constipation and pancreatitis. The majority of adverse events were of mild or moderate intensity. Hypersensitivity reactions have been associated with FUZEON therapy (≤1 percent) and have recurred on rechallenge. In addition, an imbalance in the rate of pneumonia (primarily bacterial) has been observed in patients treated with FUZEON in the phase III clinical trails compared to the control arm.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, NJ, is the US prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals, diagnostics and vitamins. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery and development of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. Trimeris has two anti-HIV drug candidates in clinical development. FUZEON, currently in Phase III clinical trials, is the most advanced compound in development. A New Drug Application (NDA) and Marketing Authorisation Application (MAA) have been submitted for FUZEON with the US FDA and EU EMEA, respectively. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form S-3 filed with the Securities and Exchange Commission on September 27, 2002 and its periodic reports filed with the SEC.

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